CORRS
                             CHAMBERS
                            WESTGARTH

                             LAWYERS


                            7 April 1998                       Contact:
                            Bruce Atkins (07) 3228 9828
ClimaChem, Inc.
                            16 South Pennsylvania              Partner:
                            Oklahoma City,                     John Kelly
OKLAHOMA 73107
                            UNITED STATES OF AMERICA           Our reference
                            PC5417615

Dear Ladies and Gentlemen:

     1.   Introduction

          We are the lawyers for Total Energy Systems Limited ACN 010 876 150 (TES), Total Energy Systems (NZ) Ltd. (DN/682396) (TES
          (NZ)), and T.E.S. Mining Services Pty. Ltd. ACN 010 975 676 (TES Mining) in connection with TES, TES (NZ), and TES Mining executing the documents described below (the Transaction Documents).

          The Transaction Documents are:

               (a) Indenture, dated 26 November 1997 ("Indenture"), between ClimaChem, Inc. (ClimaChem), Bank One, NA as the Trustee, and TES, TES (NZ), TES Mining, The Environmental Group, Inc., International Environmental Corporation, Climate Master, Inc., CHP Corporation, KOAX Corp., APR Corporation, Climate Mate, Inc., The Environmental Group International Limited, LSB Chemical Corp., El Dorado Chemical Company, Slurry Explosive Corporation, Universal Tech Corporation, Northwest Financial Corporation, and DSN Corporation (hereinafter collectively referred to as "the Guarantors").

               (b) Registration Rights Agreement, dated 26 November 1997, between Wasserstein Perella Securities, Inc. ("Initial Purchaser"), ClimaChem and the Guarantors ("Registration Rights Agreement").

               (c) Guarantees of ClimaChem's 10 % Senior Notes, Series B, due 2007 issued by TES, TES (NZ), and TES Mining (hereinafter collectively referred to as "the
                    Guarantees").
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     2.   Definitions

     In this opinion:

          "Relevant Jurisdictions" means the State of Queensland, the Commonwealth of Australia and New Zealand.

     3.   Documents

          In connection with this opinion we have examined the following documents and instruments:

               (a)  The Indenture;

               (b)  The Registration Rights Agreement;

               (c)  The Guarantees;

               (d) A copy of the certificate of incorporation and the memorandum and articles of association of TES;

               (e) An extract of a memorandum of unanimous resolutions of the directors of TES in relation to the execution and delivery of the Transaction Documents;

               (f) A copy of the certificate of incorporation and the constitution of TES (NZ);

               (g) An extract of a memorandum of unanimous resolutions of the directors of TES (NZ) in relation to the execution and delivery of the Transaction Documents;

               (h) A copy of the certificate of incorporation and the memorandum and articles of association of TES Mining;

               (i) An extract of a memorandum of unanimous resolutions of the directors of TES Mining in relation to the execution and delivery of the Transaction Documents;

               (j) The annexed legal opinion from Bell Gully Buddle Weir dated 13 March 1998;

               (k) Such other documents and instruments as we considered necessary.


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7 April 1998
ClimaChem, Inc.                                                 Page 3

     4.   Assumptions

          For purposes of this opinion we have assumed (without making any investigation):

               (a)  The authenticity of all seals and signatures;

               (b) The completeness and the conformity to the originals of all copies of the documents and instruments submitted to us;

               (c) That the copies of the documents and instruments referred to in subparagraphs (d), (e), (f), (g), (h), and (i) of paragraph 3 of this opinion are true and correct copies of the original documents and instruments of which they purport to be copies or extracts;

               (d) That all facts stated in the documents referred to in subparagraphs (d), (e), (f), (g), (h), and (i) of paragraph 3 of this opinion are, and continue to be, correct, and no relevant matter has been withheld from us, whether deliberately or inadvertently (and we have no reason to believe that this is not the case);

               (e) That all acts of internal management relating to the entry into, and execution of, the Transaction Documents by TES, TES (NZ), and TES Mining have been duly performed and, without limitation, that:

                    (i) the resolutions of the directors referred to in paragraphs 3(e), 3(g) and 3(i) were properly passed and documented;

                    (ii) all directors who consented to and made such resolutions were entitled to do so;

                    (iii) all provisions relating to the declaration of the directors' interests or the power of interested directors to vote and/or resolve on relevant issues were duly observed.


               (f) That none of TES, TES (NZ), and TES Mining are conducting, nor will they seek to conduct, any relevant transactions or any associated activities in a manner or for a purpose not evident on the face of the Transaction Documents which might render the Transaction Documents or any of them or any relevant transactions or associated activities illegal, void, voidable or unenforceable;


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ClimaChem, Inc.                                             Page 4

     (g) That in so far as any obligation of TES, TES (NZ) or TES Mining under the Transaction Documents is to be performed outside the Relevant Jurisdictions, its performance will not be illegal or ineffective by virtue of the law of the place of performance;

     (h) That TES, TES (NZ) and TES Mining were each solvent (within the meaning of Section 95A of the Corporations Law or within the meaning of Section 4 of the Companies Act 1993 (New Zealand) respectively) at the time which each entered into the Transaction Documents and each will not become insolvent (within the meaning of the relevant provision) because of, or because of matters including, entering into the Transaction Documents or any of them;

     (i) All representations and warranties made in the Transaction Documents in favour of, or for the benefit of, TES, TES (NZ) or TES Mining by any other party to the Transaction Documents, are true and correct;

     (j) The annexed legal opinion from Bell Gully Buddle Weir is true, correct and complete in respect of the matters with which it deals.

          We do not have actual knowledge of anything which would render any of these assumptions wholly or partly incorrect.

     5.   Qualifications

          This opinion is subject to the following qualifications:

          (a) This opinion relates solely to matters governed by, and should be interpreted in accordance with, the laws of the Relevant Jurisdictions as in force and as interpreted at 9:00 a.m. on the date of this opinion in respect of the laws of Queensland or the Commonwealth of Australia or as in force and as interpreted at 9:00 a.m. (New Zealand time) on the date of the annexed letter of advice in respect of the laws of New Zealand, and we have no obligation to inform you of any change in the relevant law occurring after the date of this opinion or the date of the annexed letter of advice as the case may be;

          (b) We express no opinion as to any laws other than the laws of Queensland and the Commonwealth of Australia and in respect of the laws of New Zealand we rely on the annexed legal opinion from Bell Gully Buddle Weir;

          (c) Enforcement of any of the Transaction Documents is subject to:

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ClimaChem, Inc.                                             Page 5

               (i) applicable laws from time to time in effect relating to bankruptcy, liquidation, admini-stration, receivership, composition, compro-mise, arrangement, insolvency, reorganization, moratorium, court schemes and refusals to enforce payments in the nature of, or relating to, penalties or forfeitures;

              (ii) other laws of general application affecting the enforcement of creditors' rights and remedies; and

              (iii) statutes imposing limitation periods within
                    which suits, actions or proceedings can be brought;

          (d) Claims against TES, TES (NZ), and TES Mining may become statute barred and any provision in any of the Transaction Documents negating any defences of set off or counterclaim may not be effective in all circumstances;

               (e) Equitable remedies (including, without limitation, injunctions and orders for specific performance) are discretionary and may not be awarded by the courts;

               (f) Where under any of the Transaction Documents any of TES, TES (NZ), and TES Mining is required to make any payments on demand, courts may require that such be given a reasonable time after demand is made to comply with the demand before the payee will be permitted to realise or enforce any security for a failure to satisfy the demand;

               (g) Any or all of the Transaction Documents may be unenforceable, invalid, void or at the action of TES, TES
          (NZ) or TES Mining voidable, if a commercial benefit does not accrue to TES, TES (NZ) or TES Mining respectively from executing the Transaction Documents and undertaking the obligations thereunder;

               (h) We express no opinion as to whether the representations and warranties made, or given to be made, or given by TES, TES (NZ) and TES Mining in any of the Transaction
          Documents are correct, except insofar as (and to the extent that) any such representation or warranty relates to a matter which is the subject of this opinion (in which case our opinion on those matters is given in the terms set out in this opinion);

               (i) A court may set aside a contract against a party on the application of another party if that party entered into that contract as a result of fraud, duress or

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ClimaChem, Inc.

          unconscionable conduct on the part of the first mentioned party;

               (j) We have relied on searches conducted at the offices of the Australian Securities Commission on 14 January 1998 in respect of TES and TES Mining, but we note and rely on the fact that the records of the Australian Securities
          Commission available for public search may not be complete or up to date;

               (k)  We express no opinion as to:

                    (i) whether a judgment would be entered in a court in the Relevant Jurisdictions for an amount other than one expressed in Australian or New
                    Zealand currencies respectively, although decisions of English courts allowing judgments in a foreign currency have been followed in Australian and New Zealand courts;

                    (ii) as to the date upon which a conversion from foreign currency would be made for the purposes of enforcement of any judgment;

               (l) A provision that a calculation, determination or certificate will be conclusive and binding or conclusive evidence will not apply to a calculation, determination or certificate which is fraudulent, manifestly inaccurate on its face or determined on an arbitrary basis and will not necessarily prevent a court from inquiring into the merits of any claim in relation to any such calculation, determination or certificate;

               (m) We express no opinion on any provision in any of the Transaction Documents requiring written amendments and waivers insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties or by a duly authorised agent;

               (n) An obligation to pay an amount may be unenforceable if the amount is held to constitute a penalty and the obligation of TES, TES (NZ) or TES Mining under any of the Transaction Documents to pay interest on overdue amounts at a rate higher than the rate applying before the amount fell due may be held to constitute a penalty if it is not a genuine pre-estimate of the damage;

               (o) Court proceedings may be stayed in the subject of the proceedings is concurrently before another court;
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ClimaChem, Inc.

               (p) An indemnity for legal costs or against liability for breach of any law may be unenforceable;

               (q) A court will not give effect to a choice of laws to govern any of the Transaction Documents or to a submission to the jurisdiction of certain courts if to do so would be contrary to public policy in the Relevant
          Jurisdiction (but we are not aware of any reason why that would be so in relation to any of the Transaction
          Documents);

               (r) Section 243H of the Corporations Law prohibits a public company and a child entity of a public company from giving financial benefit to a related party of that public company except as permitted by Divisions 4 or 5 of
          Part 3.2A of the Corporations Law, and we express no opinion in relation to the application of that section;

               (s) To the extent that any of the Transaction Documents requires TES, TES (NZ) or TES Mining to offer, allot or issue corporate securities to third parties, TES, TES
          (NZ) or TES Mining, as the case may be, cannot do so unless and until it complies with the requirements of the Corporations Law or the Companies Act 1993 (New Zealand) respectively relating to the offer, issue or allotment of corporate securities;

               (t) In order to be validly executed none of the Transaction Documents must take effect as a deed;

               (u) We express no opinion as to whether the respective obligations undertaken by TES, TES (NZ) and TES Mining pursuant to the Transaction Documents may cause a default in any of the obligations to any party to whom TES, TES
          (NZ) or TES Mining respectively has granted a charge over its assets.

6.   Opinion

          Based upon the assumptions and subject to the qualifications set out above, we are of the opinion that:

               (a) TES has been duly incorporated under the laws of its place of incorporation and is validly registered and existing under the Corporations Law;

               (b) TES has power to enter into and to perform its obligations under each of the Transaction Documents and has taken all necessary corporate and other action to authorise the execution, delivery and performance, in

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ClimaChem, Inc.


          accordance with its terms of each of the Transaction
          Documents, including, without limitation, the Guarantees.

               (c) TES Mining has been duly incorporated under the laws of its place of incorporation and is validly registered and existing under the Corporations Law;

               (d) TES Mining has power to enter into and to perform its obligations under each of the Transaction Documents and has taken all necessary corporate and other action to authorise the execution, delivery and performance, in accordance with its terms of each of the Transaction
          Documents, including, without limitation, the Guarantees.

          Based upon the assumptions and subject to the qualifications set out above and in reliance upon the matters set out in the annexed legal opinion from Bell Gully Buddle Weir, we are of the opinion that:

          (a) TES (NZ) has been duly incorporated under the laws of its place of incorporation and is validly registered and existing under the laws of New Zealand;

          (b) TES (NZ) has power to enter into and to perform its obligations under each of the Transaction Documents and has taken all necessary corporate and other action to authorise the execution, delivery and performance, in accordance with its terms of each of the Transaction Documents, including, without limitation, the Guarantees.

We consent to the reference to our firm under the heading "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 and Prospectus included therein. In addition, this opinion may be relied on by Conner & Winters, A Professional Corporation and Gilbert, Segall and Young LLP.

Yours faithfully,
CORRS CHAMBERS WESTGARTH

/s/ John Kelly

John Kelly
Partner